Exhibit 10.2

                              CONSULTING AGREEMENT

DATE:             March 28, 2006, to be effective as of February 14, 2006.

BETWEEN:          Rotary Engine Technologies, Inc.
                  1005 Terminal Way, Suite 110
                  Reno, NV 89502-2179                               ("Company")

AND:              Scott Webber
                  6339 Carmel Drive
                  Redding, CA 96003                                 ("Webber")


                                    RECITALS

         Webber desires to provide certain consulting and advisory services to the Company and the Company desires to retain Webber to perform such services pursuant to the terms and conditions of this Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants referred to herein, the parties agree as follows:

                                    AGREEMENT

         1. RETENTION OF WEBBER. The Company hereby retains Webber to perform, and Webber hereby agrees to perform, consulting and advisory services for the Company upon the terms and conditions of this Agreement.

         2. TERM. The term of this Agreement shall commence on the date of this Agreement and shall continue for sixty (60) months thereafter, subject to annual renewals, unless earlier terminated in accordance with Section 9 of this Agreement.

         3. DUTIES OF WEBBER. Webber agrees to provide certain consulting and advisory services ("Services"), more specifically described in the attached Exhibit "A", which is incorporated by reference. The Services shall be rendered over a period of time and in such reasonable manner as may be mutually agreed upon between the Company and Webber, consistent with Webber's other activities and businesses. The Services shall not be in connection with the offer and sale of securities of the Company in a capital raising transaction, nor shall such services directly or indirectly promote or maintain a market for any of the Company's securities.















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         4. COMPENSATION OF WEBBER.

                  4.1 CASH COMPENSATION. The annual cash compensation to be paid to Webber for services rendered under this Agreement shall be Sixty Thousand Dollars ($60,000.00), payable monthly. The initial annual compensation shall be increased to $120,000.00 at such time as Aqua Xtremes, Inc., of which the Company is a wholly-owned subsidiary, shall have either (a) delivered a minimum of three hundred (300) Xboards(TM) per month to customers for a period of two
(2) consecutive months; or (b) completed the production, sale, and delivery of one of the Company's engines; or (c) completed the sale and delivery of three thousand (3,000) 407 or 814 Wankel engines.

                  4.2 NON-CASH COMPENSATION. As additional compensation, Encompass Holdings, Inc., of which the Company is a second-tier subsidiary, shall issue to Webber its common stock ("Encompass Shares") in an amount equal to $100,000 based on the closing bid price of the Encompass Shares as quoted on the OTC Bulletin Board on the date of issuance of the Encompass Shares.

         5. EXPENSES. Webber shall be entitled to reimbursement from the Company for reasonable expenses necessarily incurred by Webber in the performance of Webber's services under this Agreement, upon presentation of vouchers indicating in detail the amount and business purpose of each such expense and upon compliance with the Company's reimbursement policies established from time to time.

         6. REGISTRATION STATEMENT. The Company shall take all corporate action necessary to file and have declared effective a registration statement on Form S-8, or any successor forms, with the United States Securities and Exchange Commission, covering the issuance to Webber of the Encompass Shares.

         7. LIABILITY/INDEMNIFICATION.

                  (a) The Company agrees that Webber shall not be liable for any damages or injury to the Company or any of its employees, agents or representatives or for the loss of or damage to the property of the Company, in any manner based upon the performance of duties under this Agreement, unless such injury, loss or damage is caused by the intentional misconduct of Webber.

                  (b) The Company agrees to indemnify and hold Webber harmless for any claims, loss, damage or costs, including attorney's fees, which are asserted against or incurred by Webber and which are a result of the duties performed by Webber for the Company, unless caused by the intentional misconduct of Webber.
















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                  (c) Webber agrees to indemnify and hold the Company, its
officers, directors, employees, agents and representatives harmless for any claims, loss, damage or costs, including attorney's fees, which are asserted against or incurred by The Company and which are a result of the duties performed by Webber for the Company, unless caused by the intentional misconduct of the Company.

         8. CONFIDENTIALITY.

                  8.1 CONFIDENTIALITY. Webber acknowledges and agrees that all planning information, lists of the Company's clients, financial information, and other Company data related to its business ("Confidential Information") are valuable assets of the Company. Except for information that is a matter of public record, Webber shall not, during the term of this Agreement or after the termination of employment with the Company, disclose any Confidential Information to any person or use any Confidential Information for the benefit of Webber or any other person, except with the prior written consent of the Company.

                  8.2 RETURN OF DOCUMENTS. Webber acknowledges and agrees that all originals and copies of records, reports, documents, lists, plans, drawings, memoranda, notes, and other documentation related to the business of the Company or containing any Confidential Information shall be the sole and exclusive property of the Company, and shall be returned to the Company upon the termination of employment with the Company or upon the written request of the Company.

                  8.3 INJUNCTION. Webber agrees that it would be difficult to measure damages to the Company from any breach by Webber of subsections 8.1 or
8.2 and that monetary damages would be an inadequate remedy for any such breach. Accordingly, Webber agrees that if Webber shall breach or take steps preliminary to breaching subsections 8.1 or 8.2, the Company shall be entitled, in addition to all other remedies it may have at law or in equity, to an injunction or other appropriate orders to restrain any such breach, without showing or proving any actual damage sustained by the Company.

                  8.4 NO RELEASE. Webber agrees that the termination of employment with the Company shall not release Webber from any obligations under subsections 8.1, 8.2 or 8.3 of this Section 8.

         9. TERMINATION.

                  9.1 TERMINATION BY PRIOR NOTICE. The services of Webber may be terminated either by the Company, for cause, or by Webber, upon the giving of seven (7) days' prior written notice to the other party. In addition, this Agreement may be terminated at any time upon the mutual written agreement of the Company and Employee. "For cause" shall be defined as the occurrence of any one of the following events:

                           9.2.1 Webber willfully and continuously fails or
refuses to comply with








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the policies, standards, and regulations of the Company established from time to time;

                           9.2.2 Webber engages in fraud, dishonesty, or any
other act of misconduct in the performance of Webber's duties on behalf of the Company;

                           9.2.3 Webber fails to perform any provision of this
Agreement to be performed by Webber;

                           9.2.4 All or substantially all the assets of the
Company are sold, transferred, or otherwise disposed of, the Company's assets are distributed to its shareholders in liquidation, or the Company's business is discontinued; or

                           9.2.5 Webber suffers a permanent disability. For
purposes of this Agreement, "permanent disability" shall be defined as Webber's inability, due to illness, accident, or other cause, to perform the majority of Webber's services for a period of ninety (90) days or more despite reasonable accommodation by the Company.

                  9.3 PRORATION OF ANNUAL COMPENSATION. Upon the termination of Webber's services hereunder, the then current annual compensation payable to Webber pursuant to Section 2.1 of this Agreement shall be prorated to the date of such termination.

         10. COVENANT NOT TO COMPETE. During the term of this Agreement, and for a period of one (1) year hereafter, Webber shall not, directly or indirectly, as proprietor, partner, limited partner, member of a limited liability company, shareholder, officer, director, Webber, agent or representative, engage in a Competitive Business Activity within the United States. "Competitive Business Activity" shall mean the usual and customary products and services provided by the Company. In addition, during the term of his employment under this Agreement, and for a period of one (1) year thereafter, Webber shall not, directly or indirectly, hire the employees of the Company to engage in a Competitive Business Activity within the United States nor shall Webber solicit any employees or customers to leave the Company.

         11. REPRESENTATIONS AND WARRANTIES OF WEBBER. Webber represents and warrants to the Company that there is no employment contract or any other contractual obligation to which Webber is subject which prevents Webber from entering into this Agreement or from performing fully Webber's services under this Agreement.

         10. MISCELLANEOUS PROVISIONS.

                  10.1 The wavier by either the Company or Webber of a breach of any provision of this Agreement will not operate by either the Company as a waiver of any subsequent breach by either the Company or Webber.


                  10.2 This Agreement shall be binding upon and shall inure to the benefit of






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both the Company and Webber and then respective successors, heirs, and legal representatives; however, neither this Agreement nor any rights hereunder may be assigned by either the Company or Webber without the written consent of the other party.

                  10.3 No amendment or variation of the terms and conditions of this Agreement shall be valid unless it is in writing and signed by the Company and Webber.

                  10.4 All notices required or permitted to be given under this Agreement shall be in writing. Notices may be served by certified or registered mail, postage prepaid with return receipt requested; by private courier, prepaid; by telex, facsimile or other telecommunications device capable of transmitting or creating a written record; or personally. Mailed notices shall be deemed delivered ten (10) days after mailing, properly addressed. Notices sent by courier shall be deemed delivered on that date the courier warrants the delivery will occur. Telex or telecommunicated notices shall be deemed delivered when receipt is either confirmed by confirming transmission equipment or acknowledged by the addressee or its office. Personal delivery shall be effective when accomplished. Unless a party changes its address by giving notice to the other party as provided herein, notices shall be delivered to the parties at the addresses first set forth above


                  10.5 In the event suit or action is instituted to enforce any of the terms of this Agreement, the prevailing party shall be entitled to recover from the other party such sum as the Court may adjudge reasonable as attorney's fees at trial or on appeal, in addition to all other sums provided by law.

                  10.6 This Agreement shall be interpreted and enforced in accordance with the laws of the State of Nevada.

                  10.7 This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supercedes all prior oral or written agreements and understandings with respect thereto.

                  10.8 This Agreement may be executed in several counterpart copies, each of which shall be deemed an original and shall constitute one agreement.

         IN WITNESS WHEREOF, this Agreement is executed on the day and year first above written.

ROTARY ENGINES TECHNOLOGIES, INC.           Webber:

By:/s/ ARTHUR N. ROBINS                     /s/ SCOTT WEBBER
---------------------------------           -----------------------------------
Title: Chief Executive Officer              Scott Webber










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                                   EXHIBIT "A"

                       DESCRIPTION OF CONSULTING SERVICES

         All services involving the development of rotary engine technology and rotary engines





















































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